Aquestive Therapeutics, Inc.
Incentive Compensation Recovery Policy

I.Purpose
The purpose of this Incentive Compensation Recovery Policy, as may be amended from time to time (the “Policy”), is to describe the circumstances under which the Covered Executives (as defined below) will be required to repay or return Incentive Compensation (as defined below) to Aquestive Therapeutics, Inc. (the “Company”) in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. Each Covered Executive is required to sign and return to the Company the acknowledgement form attached to this Policy pursuant to which such Covered Executive will agree to be bound by, and to abide by, the terms of this Policy (the “Acknowledgement Form”). This Policy is effective as of October 2, 2023 (the “Effective Date”).
II.Administration
This Policy shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals.
III.Definitions
For purposes of this Policy, the following capitalized terms have the meanings set forth below. Other defined terms not defined in this section are defined elsewhere in this Policy.
A.“Accounting Restatement” means a required accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (a) to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (b) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
The following types of changes to financial statements do not represent error corrections, and therefore would not trigger application of this Policy: (a) retrospective applications of a change in accounting principles; (b) retrospective revisions to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassifications due to a discontinued operation; (d) retrospective applications of a change in reporting entity, such as from a reorganization of entities under common control; or (e) retrospective revisions for stock splits, reverse stock splits, stock dividends or other changes in capital structure of the Company. The foregoing list is not intended to be exhaustive and is subject to any changes in applicable accounting standards.
B.“Covered Executive” has the meaning set forth in Section IV below.
C.“Eligible Incentive Compensation” means all Incentive Compensation that is Received by a Covered Executive (a) on or after the Effective Date; (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation; (c) while the Company has a class of securities listed on The Nasdaq Stock Market LLC (“Nasdaq”) or another national securities exchange or national securities association; and (d) during the applicable Recovery Period. For purposes of clarity, in order for Incentive Compensation to qualify as Eligible Incentive Compensation, all four of the conditions listed in this Section III.C must be satisfied.
D.“Excess Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based

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on the restated amounts, computed without regard to any taxes paid, as determined by the Committee.
E.“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) are considered Financial Reporting Measures for purposes of this Policy. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”).
F.“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
G.“Received” means, with respect to Incentive Compensation, Incentive Compensation received by a Covered Executive in the Company’s fiscal period during which the Financial Reporting Measure applicable to such Incentive Compensation is attained, even if payment or grant of the Incentive Compensation occurs after the end of that period.
H.“Recovery Period” means, with respect to any Accounting Restatement, the Company’s three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
I.“Restatement Date” means the earlier to occur of (a) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.
IV.Covered Executives
This Policy applies to each individual who is or was designated as an “officer” of the Company under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (each a “Covered Executive”), whether or not such Covered Executive is serving at the time the Excess Compensation is required to be repaid to the Company. This Policy will apply without regard to whether any misconduct occurred or whether the Covered Executive had any individual knowledge or responsibility related to the erroneous financial statements necessitating the relevant Accounting Restatement.
V.Recoupment of Excess Compensation; Accounting Restatement
A.In the event of an Accounting Restatement, the Company will recover reasonably promptly any Excess Compensation in accordance with this Policy. Accordingly, the Committee will promptly determine the amount of any Excess Compensation for each Covered Executive in connection with such Accounting Restatement and will promptly thereafter provide each Covered Executive with a written notice regarding the required repayment or return, as applicable, and setting forth the amount of Excess Compensation due. For Eligible Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Excess Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount will be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Eligible Incentive Compensation was Received (in which case, the Company will maintain documentation of the determination of such reasonable estimate and provide such documentation to Nasdaq).
B.The Committee has broad discretion, based on all applicable facts and circumstances, including consideration of pursuing an appropriate balance of cost and speed of recovery, to determine the appropriate means of recovery of Excess Compensation, subject to it occurring reasonably promptly. To the extent that the Committee determines that a method of recovery other than repayment by the Covered Executive in a lump sum in cash or property is appropriate, the Company will, subject to Section V.D of this Policy, determine alternative means of recovery, which may include an offer to enter into a repayment agreement (in a form reasonably acceptable

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to the Committee) with the Covered Executive. For the avoidance of doubt, except as set forth in Section V.D below, in no event may the Company accept an amount that is less than the amount of Excess Compensation in satisfaction of a Covered Executive’s obligations under this Policy.
C.To the extent that a Covered Executive fails to repay all Excess Compensation to the Company when due (as determined in accordance with Section V.B above), the Company will take all actions reasonable and appropriate to recover such Excess Compensation from the applicable Covered Executive.
D.Notwithstanding anything in this Policy to the contrary, the Company will not be required to take the actions contemplated by this Section V if the following conditions are met and the Committee, or in the absence of the Committee or in the event the Committee is not comprised solely of independent directors, a majority of independent directors serving on the Board, determines that recovery would be impracticable:
1.The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Excess Compensation, documented such attempts and provided such documentation to Nasdaq; or
2.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
VI.Indemnification Prohibition
The Company is prohibited from indemnifying any Covered Executive against the loss of any Excess Compensation that is repaid, returned or recovered in accordance with the terms of this Policy or any claims relating to the Company’s enforcement of its rights under this Policy. This prohibition also applies to payment to, or reimbursement of, a Covered Executive for premiums for any insurance policy covering any potential losses under this Policy. Further, the Company may not enter into any agreement that exempts any Incentive Compensation from the application of this Policy or that waives the Company’s right to recovery of any Excess Compensation, and this Policy will supersede any such agreement (whether entered into before, on or after the Effective Date).
VII.Amendment; Termination
The Committee may amend or terminate this Policy from time to time in its discretion. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy will be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of Nasdaq or any national securities exchange or national securities association on which the Company’s securities are then listed.
VIII.Other Recoupment Rights; No Additional Payments
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require, through execution of the Acknowledgment Form or otherwise, that any employment agreement, equity award agreement, or any other agreement, plan or arrangement entered into or adopted on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under the Sarbanes-Oxley Act of 2002 or other applicable law, regulation, rule, or Company policy, or pursuant to the terms of any employment agreement, equity award agreement, or similar agreement, plan or arrangement and any other legal remedies available to the Company; provided, that in the event of a conflict between this Policy and any Company policy, employment agreement, equity award agreement, or similar agreement, plan or arrangement, the terms of this Policy will govern.
IX.Successors
This Policy shall be binding and enforceable against all Covered Executives and to the extent required by applicable law, their beneficiaries, heirs, executors, administrators or other legal representatives.

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Appendix

Aquestive Therapeutics, Inc.
Incentive Compensation Recovery Policy
Acknowledgment Form
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Company’s Incentive Compensation Recovery Policy, as may be amended from time to time (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form have the meaning set forth in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy both during and after the undersigned’s employment with the Company and that the terms of the Policy are hereby incorporated by reference in any agreement, plan or arrangement providing for payment of Incentive Compensation to any Covered Executive. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning or repaying any Excess Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

                        Printed Name

                                 __, 20__
                        Dated
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